Exhibit 99.2
Contact:
Jennifer Flachman
Director of Investor Relations
AMERCO
(602) 263-6601
Flachman@amerco.com

AMERCO REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

RENO, Nev. (August 6, 2008)--AMERCO (Nasdaq: UHAL), parent of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, today reported net earnings available to common shareholders for its first quarter ending June 30, 2008, of $ 26.6 million, or $1.37 per share, compared with net earnings of $38.5 million, or $1.93 per share, for the same period last year.

“Introduction of more new small trucks remains behind schedule due to a strike at affecting our suppliers. This has lowered our revenue for the quarter and the year,” stated Joe Shoen, Chairman of AMERCO. “This year is likely going to be another tight one for consumer truck rental.”

Highlights of First Quarter 2009 Results

•
Self-moving equipment rental revenue decreased 0.6% for the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008.  The average size of the rental truck fleet during the quarter declined compared to the same period last year; this was largely offset by improvements in utilization.  The negative pricing trend we have been experiencing continues to moderate.

•	Self-storage revenues for AMERCO’s Moving and Storage segment increased 1.9% for the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008.

•
The Company nets gains and losses from the disposal of property and equipment against depreciation.  Included as an offset to total depreciation for the first quarter of fiscal 2008 was a $10 million gain on the sale of real estate. There was no similar gain in the first quarter of fiscal 2009. Excluding this gain, total depreciation increased $10.7 million primarily due to equipment. Additionally, lease expense increased $1.7 million during the same period. The Company was able to offset a portion of these increases in fleet-related costs through reductions in maintenance and repair cost resulting from the newer fleet.

•	Earnings from operations at the insurance companies improved $1.4 million for the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008.

•	Net cash provided by operating activities increased $14.5 million for the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008.

AMERCO will hold its investor call for the first quarter of fiscal 2009 on Thursday, August 7, 2008, at 8 a.m. Pacific Time (11 a.m. Eastern). The call will be broadcast live over the Internet at www.amerco.com. To hear a simulcast of the call, or a replay, visit www.amerco.com.

About AMERCO
AMERCO is the parent company of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company.

Since 1945, U-Haul has been the undisputed choice for the do-it-yourself mover, with a network of more than 15,650 locations in all 50 United States and 10 Canadian provinces. U-Haul customers' patronage has enabled the Company to maintain a fleet size of 96,000 trucks, 75,000 trailers and 35,000 towing devices. U-Haul offers more than 390,000 rooms and more than 34 million square feet of storage space at more than 1,075 owned and managed facilities throughout North America. U-Haul is the consumer’s number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul supplies alternative-fuel for vehicles and backyard barbecues as one of the nation’s largest retailer of propane.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10-Q for the quarter ended June 30, 2008, which is on file with the SEC.

Report on Business Operations
Listed on a consolidated basis are revenues for our major product lines for the first quarter of fiscal 2009 and fiscal 2008.

	Quarter Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands)
Revenues
Self-moving equipment rentals	$390,029	$392,517
Self-storage revenues	27,551	32,036
Self-moving & self-storage products and service sales	62,556	68,655
Property management fees	4,716	3,947
Life insurance premiums	26,917	29,187
Property & casualty insurance premiums	6,124	5,916
Net investment & interest income	14,596	14,314
Other revenue	10,305	7,703
Consolidated revenues	$542,794	$554,275

Listed below are revenues and earnings from operations at each of our operating segments for the first quarter of fiscal 2009 and fiscal 2008.

	Quarter Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands)
Moving & storage
Revenues	$501,541	$502,597
Earnings from operations	69,686	88,492
Property and casualty insurance
Revenues	8,890	9,016
Earnings from operations	2,205	2,316
Life insurance
Revenues	33,063	36,183
Earnings from operations	4,162	2,317
SAC Holding II
Revenues	-	12,389
Earnings from operations	-	3,755
Eliminations
Revenues	(700)	(5,910)
Earnings from operations	(4,391)	(4,876)
Consolidated results
Revenues	542,794	554,275
Earnings from operations	71,662	92,004

The Company owns and manages self-storage facilities. Self-storage revenues reported in the consolidated financial statements for Moving and Storage represent Company-owned locations only. U-Haul also provides property management services for storage locations and earns a fee for these services. These storage centers are not owned by the Company and therefore are not reported on the balance sheet and the rental revenues are not reported in the statements of operations (except for SAC Holding II). Self-storage data for both our owned and managed locations is as follows:

	Quarter Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands, except occupancy rate)
Room count as of June 30	390	384
Square footage as of June 30	34,403	33,846
Average number of rooms occupied	320	328
Average occupancy rate based on room count	82.3%	85.5%
Average square footage occupied	28,775	29,304

AMERCO AND CONSOLIDATED ENTITIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	March 31, 2008
	(Unaudited)
Assets:	(In thousands)
Cash and cash equivalents	$239,792	$206,622
Reinsurance recoverables and trade receivables, net	207,644	201,116
Notes and mortgage receivables, net	2,299	2,088
Inventories, net	71,075	65,349
Prepaid expenses	62,929	56,159
Investments, fixed maturities and marketable equities	567,532	633,784
Investments, other	247,988	185,591
Deferred policy acquisition costs, net	33,520	35,578
Other assets	130,686	131,138
Related party assets	296,966	303,886
Total	1,860,431	1,821,311
Property, plant and equipment, at cost:
Land	208,391	208,164
Buildings and improvements	884,312	859,882
Furniture and equipment	320,615	309,960
Rental trailers and other rental equipment	208,826	205,572
Rental trucks	1,712,246	1,734,425
Subtotal	3,334,390	3,318,003
Less: Accumulated depreciation	(1,315,430)	(1,306,827)
Total property, plant and equipment	2,018,960	2,011,176
Total assets	$3,879,391	$3,832,487
Liabilities & stockholders’ equity
Liabilities:
Accounts payable & accrued expenses	$299,137	$292,526
AMERCO’s notes, loans and leases payable	1,492,755	1,504,677
Policy benefits & losses, claims & loss expenses payable	785,252	789,374
Liabilities from investment contracts	328,628	339,198
Other policyholders’ funds & liabilities	9,645	10,467
Deferred income	16,787	11,781
Deferred income taxes	146,338	126,033
Total liabilities	3,078,542	3,074,056
Stockholders’ equity:
Series A common stock	-	-
Common stock	10,497	10,497
Additional paid-in capital	419,833	419,370
Accumulated other comprehensive loss	(40,224)	(55,279)
Retained earnings	942,000	915,415
Cost of common shares in treasury, net	(524,677)	(524,677)
Unearned employee stock ownership plan shares	(6,580)	(6,895)
Total stockholders’ equity	800,849	758,431
Total liabilities & stockholders’ equity	$3,879,391	$3,832,487

AMERCO AND CONSOLIDATED ENTITIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands, except share and per share amounts)
Revenues:
Self-moving equipment rentals	$390,029	$392,517
Self-storage revenues	27,551	32,036
Self-moving and self-storage products and service sales	62,556	68,655
Property management fees	4,716	3,947
Life insurance premiums	26,917	29,187
Property and casualty insurance premiums	6,124	5,916
Net investment and interest income	14,596	14,314
Other revenue	10,305	7,703
Total revenues	542,794	554,275

Costs and expenses:
Operating expenses	259,271	273,201
Commission expenses	47,965	44,304
Cost of sales	34,985	34,648
Benefits and losses	27,317	29,277
Amortization of deferred policy acquisition costs	2,088	3,917
Lease expense	34,568	32,659
Depreciation, net of (gains) losses on disposals	64,938	44,265
Total costs and expenses	471,132	462,271

Earnings from operations	71,662	92,004
Interest expense	(23,844)	(23,716)
Pretax earnings	47,818	68,288
Income tax expense	(17,992)	(26,536)
Net earnings	29,826	41,752
Less: Preferred stock dividends	(3,241)	(3,241)
Earnings available to common shareholders	$26,585	$38,511
Basic and diluted earnings per common share	$1.37	$1.93
Weighted average common shares outstanding:
Basic and diluted	19,343,184	19,937,152

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